                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT (this "Agreement") dated as of November 5, 2002, between Enghouse Systems Limited, an Ontario corporation ("Grantee"), and Syntellect Inc., a Delaware corporation ("Issuer").

     WHEREAS, Grantee, Arizona Acquisition Corp, a Delaware corporation and a wholly owned subsidiary of Grantee ("Sub"), and Issuer have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms used but not otherwise defined herein have the meanings set forth in the Merger Agreement), providing for, among other things, the merger of Sub with and into Issuer; and

     WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below).

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Issuer and Grantee agree as follows:

     Section 1. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to that number of shares of Issuer's common stock, par value $.01 per share (the "Common Stock") which equals 19.9% of the issued and outstanding shares of Common Stock of Issuer (the "Option Shares") immediately prior to the exercise of this Option at a price per share (the "Option Price") equal to $0.72, payable in cash. The number of Option Shares and the Option Price are subject to adjustment as set forth herein.

     Section 2.    Exercise and Termination of Option.

             (a) Subject to the terms and conditions hereof, Grantee may exercise the Option at any time after the occurrence of a Trigger Event and prior to the close of business on the Termination Date (the "Exercisability Period"). "Trigger Event" shall mean the termination of the Merger Agreement by its terms, other than in accordance with Section 8.1(a) or 8.1(f) of the Merger Agreement, or any Payment Event. "Termination Date" shall mean the earliest of
(i) the Effective Time of the Merger, (ii) 180 days after the date full payment of the Termination Fee contemplated by Section 8.5(b) of the Merger Agreement is made by Issuer to Grantee thereunder, or (iii) 180 days after the termination of the Merger Agreement so long as no Payment Event has occurred or could still occur pursuant to Section 8.5(b) or 8.5(c) of the Merger Agreement, as the case may be. For purposes of this Section 2(a), "Payment Event" shall mean any event which obligates Issuer to pay Grantee the $500,000 fee (the "Termination Fee") contemplated under Section 8.5(b) or 8.5(c) of the Merger Agreement. Notwithstanding the occurrence of the Termination Date, Grantee shall be entitled to purchase Option Shares pursuant to any exercise of the Option, on the terms and subject to the conditions hereof, to the extent Grantee exercised the Option prior to the occurrence of the Termination Date.

             (b) If Grantee is entitled to and wishes to exercise the Option, it shall deliver to Issuer a written notice (an "Exercise Notice"), the date of receipt of which is referred to as the "Notice Date") specifying (i) the number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing of such purchase; provided, that if the closing of a purchase and sale pursuant to the

Option (a "Closing") cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and, provided, further that, without limiting the foregoing, if prior notification to or approval of any regulatory authority is required in connection with such purchase, Grantee and, if applicable, Issuer shall promptly file the required notice or application for approval and shall expeditiously process the same (and Issuer shall cooperate with Grantee in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or otherwise satisfied or (ii) such approval has been obtained, and in either event, any requisite waiting period has passed. Issuer shall take any action reasonably requested by Grantee to cause the Closing to occur as promptly as practicable. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. Any extensions of the periods specified in this Section 2(b) shall extend the Exercisability Period on a day-for-day basis.

             (c) Notwithstanding anything herein to the contrary, it shall be a condition to the exercise of this Option and the purchase of the Option Shares that (i) no preliminary or permanent injunction or other order, decree or ruling against the sale or delivery of the Option Shares issued by any federal or state court of competent jurisdiction in the United States is in effect at such time,
(ii) any approval required to be obtained prior to the delivery of the Option Shares under the laws of any jurisdiction shall have been obtained and shall be in full force and effect.

     Section 3.    Payment and Delivery of Certificates.

             (a) At any Closing, Grantee will pay to Issuer in immediately available funds by wire transfer to a bank account designated in writing by Issuer an amount equal to the Option Price multiplied by the number of Option Shares to be purchased at such Closing; provided, that failure or refusal of Issuer to designate such a bank account shall not preclude Grantee from exercising the Option.

             (b) At any Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer will deliver, or cause to be delivered, to Grantee or its nominee a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares will be fully paid and non-assessable and free and clear of all Liens (except for any such Lien due to the issuance of the Option Shares not being registered under the Securities Act and Liens arising from acts of Grantee). If at the time of issuance of Option Shares pursuant to an exercise of the Option hereunder, Issuer shall have issued any securities similar to rights under a shareholder rights plan, then each Option Share issued pursuant to such exercise will also represent such a corresponding right with terms substantially the same as and at least as favorable to Grantee as are provided under any such shareholder rights plan then in effect.

             (c) Certificates for the Option Shares delivered at a Closing will have typed or printed thereon a restrictive legend which will read substantially as follows:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

     It is understood and agreed that such legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the

Securities Act or Grantee has delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in customary form to the effect that such legend is not required for purposes of the Securities Act.

             (d) When Grantee provides an Exercise Notice and tenders the applicable purchase price in immediately available funds (or offers such tender if the proviso to the Section 3(a) is applicable), Grantee shall be deemed to be the holder of record of the Option Shares issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such Option Shares shall not then be actually delivered to Grantee.

     Section 4. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

             (a) Issuer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance by Issuer of this Agreement and the consummation of the transactions contemplated hereby (i) are within Issuer's corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of, or filing with, any Governmental Entity, (iv) do not contravene, or conflict with the certificate of incorporation or by-laws of Issuer, (v) do not contravene or conflict with or constitute a violation of any provision of any law, regulation or judgment, injunction, order or decree binding upon Issuer or any of its subsidiaries and (vi) will not require any consent, approval or notice under and will not conflict with, or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or allow the acceleration of the performance of, any material obligation of Issuer or any of its subsidiaries under, or result in the creation of a Lien upon, any of the properties, assets or business of Issuer or any of its subsidiaries under any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which Issuer or any of its subsidiaries is a party or by which Issuer or any of its subsidiaries or any of their respective assets or properties is subject or bound other than, in the case of each of
(iii), (iv), (v) or (vi), any such items that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Issuer or prevent or materially impair the ability of Issuer to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Issuer and constitutes a valid and binding agreement of Issuer, enforceable in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by principles governing availability of equitable remedies).

             (b) Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and at all times from the date hereof until such time as the obligation to deliver Option Shares upon the exercise of the Option terminates, will have reserved for issuance, upon any exercise of the Option, the number of Option Shares subject to the Option. All of the Option Shares to be issued pursuant to the Option are duly authorized and, upon issuance and delivery thereof pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Liens (except for any such Lien due to the issuance of the Option Shares not being registered under the Securities Act and Liens arising from acts of Grantee), and not subject to any preemptive, first refusal, first offer or similar rights.

             (c) The Board of Directors of Issuer has duly and validly authorized and approved by all necessary corporate action, this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, so that by the execution and delivery hereof no restrictive provision of any "fair price," "moratorium," "control-share acquisition," "interested shareholders" or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) or restrictive provision of any applicable anti-takeover provision in the Articles of Incorporation (including Article Fourteenth thereof) or by-laws of the Issuer is, or at the closing of the transactions contemplated hereby will be, applicable to the Issuer, Grantee, the Option Shares, the Merger or any other transaction contemplated by this Agreement.

     Section 5. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

             (a) Grantee is a corporation duly organized, validly existing and in good standing under the laws of Ontario, Canada. The execution, delivery and performance by Grantee of this Agreement and the consummation of the transactions contemplated hereby (i) are within Grantee's corporate powers, and
(ii) have been duly authorized by all necessary corporate action.

             (b) Grantee is not acquiring this Option nor the Option Shares with a view to sale or distribution in violation of any securities laws.

     Section 6.    Adjustment upon Changes in Capitalization, etc.

             (a) In the event of any change in the capital stock of Issuer by reason of any stock dividends, stock splits, split-ups, spin-offs, recapitalizations, recombinations, extraordinary dividends or the like, the type and number of Option Shares, and the Option Price, as the case may be, shall be adjusted appropriately to reflect such event and proper provision shall be made in any agreement governing any such transaction to provide for such adjustment and the full satisfaction of Issuer's obligations hereunder, provided, that in no event shall the number of shares of Common Stock of Issuer subject to the Option exceed 19.9% of the number of shares of Common Stock of Issuer issued and outstanding on the date of exercise. For purposes of clarity, if any event or transaction described in the first sentence of this Section 6(a) shall occur, the Option Shares issuable upon exercise of the Option shall thereafter be the securities and other property which would have been receivable in respect of the Option Shares which would have been issuable upon exercise of the Option immediately prior to such event or transaction. The Option Price shall be adjusted such that the aggregate Option Price payable on full exercise of the Option shall be identical before and after any such event or transaction.

             (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, if Issuer enters into an agreement with respect to any Takeover Proposal or other transaction involving the exchange or conversion of Common Stock of Issuer (or other Option Shares then issuable under the Option) for shares or other securities of Issuer or another Person, then the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of the Common Stock of Issuer (or other Option Shares then issuable under the Option) if the Option had been exercised immediately prior to the consummation of such Takeover Proposal, or the record date therefor, as applicable.

             (c) If, at any time during the Exercisability Period a Takeover Proposal is made, Grantee sends to Issuer a notice (a "Cash-Out Notice") indicating Grantee's election to exercise its right pursuant to this Section 6(c), then Issuer shall pay to Grantee, on the date on which such Takeover Proposal is consummated (or the date of the Cash-Out Notice, if later), in exchange for the cancellation of the Option (if and to the extent that the Option has not been fully exercised) and/or the repurchase of any Option Shares issued to Grantee pursuant hereto which Grantee then beneficially owns and has requested that Issuer repurchase (if and to the extent that the Option has been exercised), at a price per share equal to the higher of (x) if applicable, the highest price per share of Common Stock of Issuer or other Option

Shares, as applicable, paid or proposed to be paid by any Person pursuant to such Takeover Proposal (non-cash consideration to be valued as set forth in Section 6(d) hereof) or (y) the average of the closing prices of the shares of Option Shares or Common Stock of Issuer, as applicable, on the principal securities exchange or quotation system on which shares of the Common Stock of Issuer or the Option Shares, as applicable, are then listed or traded as reported in The Wall Street Journal (or another authoritative source) for the five consecutive trading days immediately preceding the date of the Cash-Out Notice, less, if and to the extent that the Option has not been exercised, the Option Price in respect of each Option Share issuable under the Option rights being cancelled. Notwithstanding the termination of the Option, Grantee will be entitled to exercise its rights under this Section 6(c) if it has sent to Issuer a Cash-Out Notice in accordance with the terms hereof prior to the termination of the Option. The payment contemplated by this Section 6(c) shall be made in immediately available funds to an account specified by Grantee.

             (d) As used herein, the "fair market value" of any non-cash consideration consisting of:

                    (i) securities listed on a national securities exchange or traded on Nasdaq shall be equal to the average closing price per share of such security as reported on such exchange or Nasdaq for the five trading days before the date of determination; and

                    (ii) consideration which is other than cash or securities of the form specified in clause (i) above shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties five business days prior to the event requiring selection of such banking firm, provided that if the parties are unable to agree as to the investment banking firm within three business days of a request to do so by either Grantee or Issuer, then the parties shall each select one such firm within 48 hours after the end of such three-day period, and those firms shall select a third nationally recognized independent investment banking firm within 48 hours after the end of such previous 48-hour period, which third firm shall make such determination as promptly as reasonably practicable. The third firm's determination shall be final and binding on each of the parties.

     Section 7. Registration Rights. Issuer will, if requested by Grantee at any time and from time to time within three years of the exercise of the Option, as promptly as practicable (but in no event later than 90 days after receipt of such request) prepare and file up to three registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer will use its best efforts to qualify such shares or other securities under any applicable state securities laws. A registration statement shall not be deemed filed if it is withdrawn by Issuer, subject to a stop or similar order or not kept effective in accordance with the following sentence. Issuer will use reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 180 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for up to 60 calendar days in the aggregate if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect Issuer or otherwise interfere with or adversely affect any pending or proposed offering of securities of Issuer or any other material transaction involving Issuer. Any registration statement prepared and filed under this Section 7, and any sale covered thereby, will be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee will provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this Section 7, Issuer effects a registration under the Securities Act of its Common Stock (or other Option Shares) for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it will allow Grantee the right to participate in such registration, and such participation will not affect the obligation of Issuer to effect demand registration statements for Grantee under this Section 7; provided, that if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Common Stock of Issuer requested to be included in such registration exceeds the number which can be sold in such offering, then Issuer will include only the shares requested to be included therein by Grantee that may be included therein without adversely affecting the success of the offering. In connection with any registration pursuant to this Section 7, Issuer and Grantee will provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration.

     Section 8. Listing. If the Common Stock of Issuer or any other securities to be acquired upon exercise of the Option are then listed on Nasdaq (or any other national securities exchange or national securities quotation system), Issuer, upon the request of Grantee, will promptly file an application to list its Common Stock or other securities to be acquired upon exercise of the Option on Nasdaq (or any such other national securities exchange or national securities quotation system) and will use reasonable efforts to obtain approval of such listing as promptly as practicable.

     Section 9. Loss or Mutilation. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date.

     Section 10.    Miscellaneous.

             (a) Expenses. Except as otherwise provided in this Agreement or in the Merger Agreement, each party shall bear its own expenses in connection with the transactions contemplated by this Agreement. Issuer acknowledges that this Agreement is an integral part of the transactions contemplated in the Merger Agreement, and that, without this Agreement, Grantee would not enter into the Merger Agreement. Accordingly, if Issuer fails to timely perform any obligation under this Agreement (including payment of any amount due), and, in order to obtain such performance, Grantee commences a suit which results in a judgment against Issuer for payment or performance of an obligation pursuant to this Agreement, then Issuer shall pay to Grantee (i) interest on any amount due at a rate equal to that rate which is determined under the provisions of Issuer's then-current line of credit facility beginning from the date such amount was required to be paid and (ii) its costs, expenses and disbursements (including attorneys' fees) in connection with such suit, including any costs of collection.

             (b) Amendment. This Agreement may be amended by the parties hereto, by duly authorized action taken, at any time before or after obtaining the Company Stockholder Approval, but, after the Company Stockholder Approval, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

             (c) Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, subject to Section 10(b),
(i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or


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(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

             (d) Entire Agreement, No Third-Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

             (e) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW.

             (f) Notices. All notices and other communications hereunder shall be in writing and shall be sent in the manner and to the addresses set forth in the Merger Agreement.

             (g) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Grantee may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Grantee, but no such assignment shall relieve Grantee of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

             (h) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee will execute and deliver all other documents and instruments and take all other actions that may be reasonably necessary in order to consummate the transactions contemplated hereunder in connection with such exercise.

             (i) Section 16(b). Any time period hereunder shall be extended to the extent necessary for any Grantee to avoid liability under Section 16(b) of the Exchange Act.

             (j) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. THE PARTIES HEREBY (i) SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN THE STATE OF DELAWARE AND AGREE NOT TO BRING ANY ACTIONS RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT, OTHER THAN TO ENFORCE THE JUDGMENTS OF SUCH COURTS, (ii) AGREE NOT TO OBJECT TO VENUE IN SUCH COURTS OR TO CLAIM THAT SUCH FORUM IS INCONVENIENT AND (iii) AGREE THAT NOTICE OR THE SERVICE OF PROCESS IN ANY PROCEEDING SHALL BE PROPERLY SERVED OR DELIVERED IF DELIVERED IN THE MANNER CONTEMPLATED BY SECTION 10(f) HEREOF. IN ADDITION, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.


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
             (k) Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect. If of any of the provisions hereof are determined to be invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

             (l) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the result of the joint efforts of Grantee and Issuer and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party's involvement in the drafting thereof. The symbol "$" refers to United States Dollars. The words "include", "includes" or "including" shall be deemed to be followed by the words "without limitation." A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

             (m) Publicity. Except as otherwise required by law, court process or the rules of any applicable securities exchange or the Nasdaq or as contemplated or provided elsewhere herein, no party hereto shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement without prior consultation with the other parties hereto.

             (n) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.


                            [SIGNATURE PAGE FOLLOWS]


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         IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

                                      SYNTELLECT INC.



                                      By:     /s/ Anthony V. Carollo
                                          --------------------------------
                                      Name:   Anthony V. Carollo
                                      Title:  Chairman, CEO and President

                                      ENGHOUSE SYSTEMS LIMITED



                                      By:     /s/ Stephen J. Sadler
                                          --------------------------------
                                      Name:   Stephen J. Sadler
                                      Title:  Chairman and CEO